SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                   FORM 8-K/A




                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)           September 15, 1997
                                                 ----------------------------


                        INTEGRATED HEALTH SERVICES, INC.
             (Exact Name of Registrant as Specified in its Charter)


       Delaware                           1-12306                23-2428312
(State or Other Jurisdiction           (Commission             (IRS Employer
     of Incorporation)                 File Number)          Identification No.)



 10065 Red Run Boulevard, Owings Mills, Maryland                      21117
(Address of Principal Executive Offices)                             (Zip Code)



Registrant's telephone number, including area code:       (410) 998-8400



                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)




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ITEM 5.  OTHER EVENTS


     On September 15, 1997, IHS entered into a $1.75 billion revolving credit and term loan facility with Citibank, N.A., as Administrative Agent, and certain other lenders (the "New Credit Facility") to replace its existing $700 million revolving credit facility. The New Credit Facility consists of a $750 million term loan facility (the "Term Facility") and a $1 billion revolving credit facility, including a $100 million letter of credit subfacility and a $10 million swing line subfacility (the "Revolving Facility"). The Term Facility, all of which was borrowed on September 17, 1997, matures on September 30, 2004 and will be amortized beginning December 31, 1998 as follows: 1998 -- $7.5 million; each of 1999, 2000, 2001 and 2002 -- $7.5 million (payable in equal quarterly installments); 2003 -- $337.5 million (payable in equal quarterly installments); and 2004 -- $375 million (payable in equal quarterly installments). Any unpaid balance will be due on the maturity date. The Term Facility will bear interest at a rate equal to, at the option of IHS, either (i) in the case of Eurodollar loans, the sum of (x) one and three-quarters percent or two percent (depending on the ratio of IHS' Debt (as defined in the New Credit Facility) to earnings before interest, taxes, depreciation, amortization and rent, pro forma for any acquisitions or divestitures during the measurement period (the "Debt/EBITDAR Ratio")) and (y) the interest rate in the London interbank market for loans in an amount substantially equal to the amount of borrowing and for the period of borrowing selected by IHS or (ii) the sum of (a) the higher of (1) Citibank, N.A.'s base rate or (2) one percent plus the latest overnight federal funds rate plus (b) a margin of one-half percent or three-quarters of one percent (depending on the Debt/EBITDAR Ratio). The Term Facility can be prepaid at any time in whole or in part without penalty.


     The Revolving Facility will reduce to $800 million on September 30, 2001 and $500 million on September 30, 2002, with a final maturity on September 15, 2004; however, the $100 million letter of credit subfacility and $10 million swing line subfacility will remain at $100 million and $10 million, respectively, until final maturity. The Revolving Facility will bear interest at a rate equal to, at the option of IHS, either (i) in the case of Eurodollar loans,  the  sum of (x)  between  three-quarters  of one  percent  and  one  and three-quarters  percent  (depending  on the  Debt/EBITDAR  Ratio)  and  (y)  the interest rate in the London interbank market for loans in an amount substantially equal to the amount of borrowing and for the period of borrowing selected by IHS or (ii) the sum of (a) the higher of (1) Citibank, N.A.'s base rate or (2) one percent plus the latest overnight federal funds rate plus (b) a margin of between zero percent and one-half percent (depending on the Debt/EBITDAR Ratio). Amounts repaid under the Revolving Facility may be reborrowed prior to the maturity date.

     The New Credit Facility limits IHS' ability to incur indebtedness or contingent obligations, to make additional acquisitions, to sell or dispose of assets, to create or incur liens on assets, to pay dividends, to purchase or redeem IHS' stock and to merge or consolidate with any other person. In addition, the New Credit Facility requires that IHS meet certain financial ratios, and provides the banks with the right to require the



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payment of all amounts  outstanding  under the  facility,  and to terminate  all commitments under the facility, if there is a change in control of IHS or if any person other than Dr. Robert N. Elkins, IHS' Chairman and Chief Executive Officer, or a group managed by Dr. Elkins, owns more than 40% of IHS' stock. The New Credit Facility is guaranteed by all of IHS' subsidiaries (other than inactive subsidiaries) and secured by a pledge of all of the stock of substantially all of IHS' subsidiaries.

     The New Credit Facility replaced IHS' $700 million credit facility (the "Prior Credit Facility"). As a result, IHS anticipates that it will record an extraordinary loss on extinguishment of debt of approximately $2.4 million (net of related tax benefit of approximately $1.6 million) in the third quarter of 1997 resulting from the write-off of deferred financing costs of $4.0 million related to the Prior Credit Facility.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (C)  EXHIBITS.


     10 $1,750,000,000 Revolving Credit and Term Loan Agreement, dated as of September 15, 1997, among Integrated Health Services, Inc., the lenders named therein, Citibank, N.A., as administrative agent, The Toronto- Dominion Bank, as documentation agent, and Citicorp Securities, Inc., as arranger.*

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*    Previously filed.




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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           INTEGRATED HEALTH SERVICES, INC.



Date: October 8, 1997                      By: /s/ W. Bradley Bennett
                                               ----------------------
                                           Name: W. Bradley Bennett
                                           Title: Executive Vice President-Chief
                                                   Accounting Officer








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                                  EXHIBIT INDEX


EXHIBIT NO.                DESCRIPTION



     10 $1,750,000,000 Revolving Credit and Term Loan Agreement, dated as of September 15, 1997, among Integrated Health Services, Inc., the lenders named therein, Citibank, N.A., as administrative agent, The Toronto- Dominion Bank, as documentation agent, and Citicorp Securities, Inc., as arranger.*

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*    Previously filed.